Exhibit 2.1

AGREEMENT FOR PURCHASE AND SALE

between

CALLON PETROLEUM COMPANY and

CALLON PETROLEUM OPERATING COMPANY

AS SELLER,

And

INDIGO MINERALS LLC,

AS BUYER

Dated December 10, 2007

i

Exhibits

Exhibit A	Scott Paper Minerals
Exhibit B	Royalty Funds
Exhibit C	Schedule of Leases
Exhibit D	Pacific Oil and Gas Properties
Exhibit E	Callon Currently Producing Wells
Exhibit F	Royalty, Energy, Drilling and Income Funds
Exhibit G	Contracts
Exhibit H	ARMCO Escrow Accounts
Exhibit 4.02	Sample Assignment, Royalty Deed and Mineral Deeds
Exhibit 5.06	Claims
Exhibit 5.10	Participating Minerals
Exhibit 5.11	Net Revenue Information
Exhibit 10.07(b)	Letters in Lieu
Exhibit 10.07(e)	Transition Services Agreement

AGREEMENT FOR PURCHASE AND SALE

This Agreement for Purchase and Sale (this “Agreement”) is made and entered into this 10th day of December, 2007, by and among CALLON PETROLEUM COMPANY, a Delaware corporation, and CALLON PETROLEUM OPERATING COMPANY, a Delaware corporation, (collectively referred hereinafter to as “Seller”) and INDIGO MINERALS LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties,” and Seller and Buyer are sometimes referred to as a “Party.”

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I.
Assets

Section 1.01              Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer

Section 1.02              Assets.  Except as excluded pursuant to Section 1.03, the term “Assets” shall mean:

(a)           All of Seller’s rights, title and interest in and to the interests described on Exhibits“A,” “B,” “C,” “D,” “E,” “F,” “G,”5.10 and “H” attached hereto and made a part hereof;

(b)           Without limitation of the foregoing, all of the right, title and interest of Seller in and to all mineral interests, oil, gas and/or Mineral lease interests, royalty interests, non-participating royalty interests, overriding royalty interests, production payments, working interests and other mineral assets, including, without limitation, all right, title and interest of Seller in oil, liquid hydrocarbons, gas and their respective constituent products, and any other minerals, including, without limitation, sulfur and coal seam gas, industrial minerals, precious and semi-precious gems and minerals, lead, zinc, copper, coal, lignite, peat, phosphate, iron ore, sodium, salt, uranium, thorium, and other fissionable materials, molybdenum, vanadium, titanium, ruble ilmenite, leucoxene, zircon, monazite, gold, silver, bauxite, geothermal energy (including entrained methane, hydrostatic pressure and thermal energy) and all other substances and ore deposits of any kind or character, regardless of the method used to quarry, mine or remove the same and regardless of the effect of such mining and removal upon the surface estate and whether solid, liquid or gaseous (all such substances are defined for purposes of this Agreement as a “Mineral” or the “Minerals”), and all royalty interests in the same, in, on and under or produced and saved from those lands and properties described in Exhibits “A”, “B”, “C”, “D” and “F” attached hereto (collectively, the “Lands”) and all of Seller’s royalty interest, non-participating royalty interest, overriding royalty interest, and interests in production payments and oil, gas and/or Mineral lease interests in or associated with the wells (“Wells”) identified on Exhibit “E” attached hereto; (all the properties, rights and interests specified in paragraphs (a) and (b) above are herein individually called a “Mineral Interest” and collectively called the “Mineral Interests”), which Mineral Interest shall include any interests acquired by Seller or Seller’s affiliates, whether dissolved or in effect, under those royalty, leasehold, energy, drilling, or income partnerships, properties or funds (collectively, the “Funds”) listed on Exhibits “B,” “D,” “F,” any surface rights or estates received as part of the above named Funds and any interests acquired by Seller from Scott Paper Company;

(c)           all of Seller’s right to the extent assignable (i) of ingress and egress for all purposes for exploring, drilling, operating for and producing Minerals from the Lands and Wells and removing the same therefrom, and (ii)  with respect to the use and occupation of the surface of the Lands and the subsurface depths under the Lands for the sole purpose of development and maintenance of the Mineral Interests;

(d)           all of Seller’s right, title and interest with respect to any pooled, communitized or unitized acreage by virtue of any Mineral Interest being a part thereof, including all production of Minerals from such pool or unit allocated to any such Mineral Interest;

(e)           to the extent assignable all of Seller’s right, title and interest with respect to contracts, agreements, oil and gas or other Mineral leases and other arrangements, to the extent the same relate to the Mineral Interests including those set forth on Exhibit “G” (the “Contracts”);

(f)           to the extent assignable all of Seller’s executive rights, including the right to execute leases, to the extent such executive rights relate to the Mineral Interests (the “Executive Rights”);

(g)           to the extent assignable all of Seller’s seismic data, geological or geophysical data, or other similar data, or any interpretations thereof or other data, and all mineral files, lease files, division order contract files, abstracts and title opinions, production records, joint interest billings, joint operating agreement and related records, well and field files, accounting records and property tax accounting records related directly to the Assets;

(h)           to the extent assignable all of Seller’s right, title and interest in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and to the extent assignable all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of the Mineral Interests, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(i)           all of Seller’s right, title and interest in and to the  plugging and abandonment joint escrow accounts  described on Exhibit “H”; and

(j)           any and all proceeds and revenues attributable to the Assets after the Effective Date (as defined in Section 3.01).

Section 1.03              Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a)           any refund of costs, taxes or other expenses borne by Seller or its predecessors in title attributable to the period prior to the Effective Date;

(b)           any and all proceeds and revenues attributable to the Assets prior to the Effective Date  and payable to Seller including, without limitation, proceeds and revenues attributable to production and leasing activities, relating to the Assets; prior to the Effective Date, regardless of when paid; and

(c)           any and all proceeds and revenues under Contracts including, without limitation, from the settlement of contract disputes with lessees, Buyers or transporters of oil and gas or other Minerals or byproducts produced from the Mineral Interests, including, without limitation, settlement of take-or-pay disputes, insofar as such proceeds or revenues are attributable to periods of time prior to the Effective Date;

(d)           claims of Seller for refunds of or loss carry forward for any period prior to the Effective Date, with respect to (i) production, severance or any other taxes attributable to the Assets for any period , (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

(e)           all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

(f)           any of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, excluding Seller’s proprietary seismic data and licenses related to the Assets; .

(g)           data in respect of the Assets that cannot be disclosed or assigned to Buyer without breaching confidentiality arrangements under agreements with persons unaffiliated with Seller after Seller has used its Reasonable Best Efforts to procure a waiver of such prohibitions; and

(h)           all recoveries attributable to audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets.

ARTICLE II.
Purchase Price

Section 2.01              Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyers payment to Seller of Sixty One Million, Five Hundred Thousand Dollars ($61,500,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.

Section 2.02               Deposit.  Contemporaneously with the execution of this Agreement, Buyer has paid into an interest bearing joint control account (the “Deposit Account”) established by Buyer and Seller at Regions Bank (the “Bank”) pursuant to the Deposit Agreement in the form attached hereto as Schedule 2.02, Five Million Dollars ($5,000,000.00) (such amount being herein called the “Deposit”).  The Deposit shall bear interest at the rate established by Bank.  In the event the Closing does not take place as set forth herein because of a termination of this Agreement under Section 11.01 (a), (c), (d) or (e) the Deposit shall be refunded to Buyer within five (5) days of such termination.  In the event that the Closing does not otherwise take place, the Deposit shall be non-refundable and shall be paid to Seller and shall be Seller’s sole and exclusive remedy for any failure by Buyer to Close which is in breach of this Agreement.  The $750.00 one time fee to be charged by the Bank shall be paid one-half by Buyer and one-half by Seller.   THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE III.
Effective Date

Section 3.01              Ownership of Assets.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof (the “Closing”), the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, as hereafter defined, but effective as of 7:00 a.m. local time on December 1, 2007 (the “Effective Date”).

ARTICLE IV.
Pre-Closing Review and Special Warranty

Section 4.01              Pre-Closing Examination Period.  Following the execution date of this Agreement until ten (10) days prior to the Closing Date as set forth in Section 10.01 hereof (the “Pre-closing Examination Period”), Seller shall permit Buyer and/or its representatives to examine, at all reasonable times, in Seller’s offices, all records and files related to the Assets, including without limitation all records relating to the revenues received and expenses incurred by Seller, all abstracts of title, title opinions, title files, ownership plats, division orders, accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller.

Section 4.02              Special Warranty of Title.  All documents to be executed and delivered by Seller to Buyer, transferring title to the Assets including without limitation, Assignments, Royalty Deeds and Mineral Deeds attached hereto as Exhibit 4.02 and as mutually acceptable to Buyer and Seller (the “Deeds”), shall convey the Assets “as is” and “where is” and without warranty of title of any kind, express, implied or statutory, except for matters arising by, through or under Seller. but not otherwise; provided that Buyer shall have full substitution and subrogation in and to all covenants and warranties of Seller's predecessors in title.

ARTICLE V.
Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

Section 5.01              Existence. Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 5.02              Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of such Seller’s governing documents;

(b)           to Seller’s knowledge, except for (i) routine change of operator filings and (ii) approvals that are required to be obtained from Governmental Entities that are lessors under leases forming a part of the Assets (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, any preferential purchase rights, rights of first refusal and consents to assignment, any material agreement or instrument to which Seller is a party or by which such Seller is bound; or

(c)           any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03              Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its term, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.04              No Brokers.  No broker or finder has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05              Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against any Seller or any affiliate of such Seller.

Section 5.06              Suits.  Except as set forth on Exhibit 5.06, to Seller’s knowledge, there are no pending suits, actions, notices of violations, or other proceedings or claims (collectively, “Claims”) or to Seller’s knowledge, any such threatened Claims in which Seller is or may be a party or which relate to the Assets, or affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.07              Taxes. To Seller’s knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Mineral Interests or the production of oil and gas or other Minerals or the receipt of proceeds therefrom on the Assets that have become due and payable have been paid in all material respects.

Section 5.08              No Consents Required.  To Seller’s knowledge, there are no consents required from governmental bodies as part of an ordinary course of transfer and no preferential purchase rights, rights of first refusal,  consents, approvals or other action by, or filing with any person or governmental body required, in connection with the execution, delivery and performance by Seller of this Agreement.

Section 5.09              Basic Documents.  To Seller’s knowledge, (i)  the oil, gas and/or Mineral leases, Seller’s interests in which comprise parts of the Assets, and all other material contracts and agreements, licenses, permits comprising any part of or otherwise relating to the Assets (collectively the “Basic Documents”), are in full force and effect and constitute valid and binding obligations of the parties thereto and are set forth on Exhibits “A,” “B,” “C,” “D,” “E,” “F,” “G,”5.10 and “H” hereof; (ii) Seller is not in material breach or default (and no situation exists which with the passing of time or giving of notice would create such a breach or default) of its obligations under the Basic Documents, and no material breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to materially adversely affect the ownership, operation, value or use of any Assets after the Effective Date; and (iii) all payments (including all delay rentals, overriding royalties, royalties, shut-in royalties and other sums) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) in all material respects.  To Seller’s knowledge,  none of the Mineral Interests are affected by any contractual obligation, including, without limitation, any area of mutual interest agreement, farm-out or farm-in agreement, that would (i) permit any party to receive an assignment not yet of record or permit any party to earn an additional assignment, or (ii) be likely to have a material adverse effect on any Mineral Interest after the Effective Date.

Section 5.10              Participating Minerals.  To Seller’s knowledge, all unleased mineral interests where Seller has agreed to bear a share of drilling, operating or other costs as a participating mineral owner or otherwise are scheduled on Exhibit 5.10.

Section 5.11              Net Revenue Information Correct.  To Seller’s knowledge, the net revenue interest information shown on Exhibit “E”,  is true and correct for each well listed and Seller is unaware of any reason that this will not continue to be true and correct throughout the period of production from each well.

Section 5.12              Compliance with Laws.  To Seller’s knowledge, the ownership and operation of the Assets has been, and the Assets are in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and order of all governmental authorities having jurisdiction, including without limitation any laws, rules, regulations or orders pertaining to health, the environment, wastes or hazardous substances.

Section 5.13              Make-Up Rights.  To Seller’s knowledge, neither Seller, nor any other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Assets as a result of which the obligation does (or may) exist to deliver oil or gas produced from the Assets after the Effective Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash (and the working interest owners have not, since the Effective Date, so delivered any oil or gas from the Assets or so made any such repayment in cash).

Section 5.14              Title to Assets.  To Seller’s knowledge, the Assets are free and clear of any liens, encumbrances or adverse claims.

Section 5.15              Plugging and Abandonment of Wells; NORM.  To Seller’s knowledge, (i) no plugging and abandonment of any of the Wells will be required by Closing, nor has Seller received any notice about or AFE for such purposes, (ii) Seller has not received any AFE or notice for NORM remediation of any of the Wells, and (iii) Seller has not received any AFE or notice concerning any proposed asbestos abatement relative to the Assets.

ARTICLE VI.
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01              Existence. Buyer is duly organized and validly existing under the laws of the State of its formation. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02              Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of Buyer’s limited liability company agreement;

(b)           any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)           any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03              Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action, as applicable, on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain .equitable remedies (such as specific performance) in certain instances..

Section 6.04              Brokers.  No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05              Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06              Suits.  There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.07              Knowledgeable Buyer.  Buyer is engaged on an ongoing basis in the oil and gas exploration and production business.  Buyer can bear the economic risks attributable to a purchase and ownership of the Assets.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the acquisition of the Assets.  Buyer has been informed that the solicitations of offers and the sale of the Assets by Seller have not been registered with any securities commission, state or federal, and Buyer hereby specifically agrees that neither Buyer, nor its directors, shareholders, employees, representatives or agents, shall initiate any Proceeding based upon the assertion or claim that the sale contemplated hereunder is the sale of securities.

Section 6.08              Funds. Buyer has or will have at Closing sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.09              Reliance; Independent Investigation. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on (a) the express representations, warranties and covenants of Seller in this Agreement, (b) its own independent due diligence investigation of the Assets, (c) its own expertise and judgment and the advice and counsel of its own legal, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants (and, without limiting the foregoing, not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by Seller), and (d) has assumed full responsibility for any conclusions or analyses relating to the Assets and Buyer’s decision to purchase same.

ARTICLE VII.
Operation of the Assets

Section 7.01              Operation of the Assets Prior to Closing.  From and after the date of execution of this Agreement and until Closing, and subject to the provisions of applicable oil and gas or other Mineral leases, Seller shall administer the Assets in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement; provided, however, unless approved by Buyer in writing, which consent shall not be unreasonably withheld, Seller shall not engage in any leasing activity nor execute, amend , or waive any right set forth in a document that is, or would be if executed, a Basic Document, relating to the Assets.

ARTICLE VIII.
Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01              Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02              Performance.  Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03              Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04              Purchase Price.  Buyer shall have delivered to Seller the Purchase Price less the Deposit, as the same may be adjusted, in accordance with the provisions of Section 10.02.

Section 8.05              Execution and Delivery of Closing Documents.  Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.08.

ARTICLE IX.
Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01              Representations.  The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 9.02              Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03              Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04             Execution and Delivery of Closing Documents.  Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.07.

Section 9.05              Prior Recording.  Prior to the Closing Date, Seller shall have filed for record (and hereby covenants to so file) in the appropriate jurisdiction or location the conveyances set forth on Exhibit “A” which are not recorded.

ARTICLE X.
Closing

Section 10.01            Time and Place of Closing.  If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, the Closing shall take place at the offices of Seller, 200 North Canal Street, Natchez, Mississippi, 39120, on or before December 31, 2007, commencing at 10:00 a.m., C.S.D.T. (“Closing Date”).

Section 10.02            Adjustments to Purchase Price at Closing.

(a)           At Closing, the Purchase Price shall be increased by the following amounts:

(i)           the value of all oil and gas and other Minerals produced prior to the Effective Date but in storage or upstream of the applicable sales meter on the Closing Date;

(ii)           an amount equal to all expenses paid by Seller with respect to the Assets and attributable to the period of time after the Effective Date; and

(iii)           any other amount provided for in Section 10.12 or the other provisions of this Agreement or agreed upon by Buyer and Seller;

(b)           At Closing, the Purchase Price shall be decreased by the following amounts:

(i)           with respect to December, 2007 an amount equal to the monthly average of all revenues collected by Seller for the previous six (6) months, less the monthly average lease operating expenses, for the previous six (6) months, with respect to the Assets and attributable to the period of time after the Effective Date;

(ii)           any other amount provided for in Section 10.12 or the other provisions of this Agreement or agreed upon by Buyer and Seller.

(c)           The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03            Pre-Closing Allocations/Statement.

(a)           If the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will receive all proceeds from sales of Minerals that are produced and saved from and after the Effective Date and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Date, net of all applicable production, severance, and similar taxes, and (ii) Seller will receive all proceeds from sales of Minerals that are produced and saved prior to the Effective Date and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Date.

(b)           Not later than three business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). If approved by Buyer, at Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.  If not approved by Buyer, then the Statement shall be revised to make one-half (1/2) of the monetary changes to the Statement requested by Buyer, and, as so revised, shall be utilized to determine the adjusted Purchase Price paid by Buyer at Closing.

Section 10.04            Post-Closing Adjustments to Purchase Price.

(a)           On or before 120 days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Statement setting forth the actual Purchase Price Adjustments.  To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Statement.  Each Party shall provide the other Party such data and information as the other Party may reasonably request supporting the amounts reflected on the revised Statement in order to permit the requesting Party to perform or cause to be performed an audit. The revised Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XIV.  Any revenues received by either Party after the Closing to which the other Party is entitled under this Agreement shall be promptly paid to the Party, which is entitled to receive such revenue, and such payment shall be taken into account in reaching the Final Statement. Any invoices received by either Party after the Closing shall be promptly forwarded to the Party, which is obligated to pay such invoice, and such obligated Party shall pay such invoice, unless disputed in good faith, on or before the date such invoice is due and such payment shall be taken into account in reaching the Final Statement.

(b)           If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing, then Seller shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. For purposes of this Agreement, the term “Final Statement” shall mean (i) if the revised Statement becomes final pursuant to Section 10.04(a), such revised Statement or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 10.05           Transfer Taxes.  All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges (including recording or similar fees and expenses) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 10.06            Ad Valorem and Similar Taxes.  Ad valorem taxes and all similar taxes assessed for period prior to the Effective Date shall be borne by Seller and ad valorem taxes and all similar taxes assessed for periods on or after the Effective Date, including prepaid taxes by Seller, shall be borne by Buyer.  It is agreed that, in making such adjustments ad valorem taxes and all similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period before the Effective Date).

Section 10.07            Actions of Seller at Closing.  At the Closing, Seller shall:

(a)           execute, acknowledge and deliver to Buyer the Deeds and such other conveyances, assignments, transfers, bills of sale and other instruments as may be necessary or desirable to convey the Assets to Buyer;

(b)           execute, acknowledge and deliver to Buyer letters in lieu of transfer in the form attached hereto as Exhibit 10.07(b) or division orders directing all Buyers of production from the Mineral Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)           deliver to Buyer possession of the Assets within five (5) business days after Closing.

(d)           execute and deliver to Buyer an affidavit attesting to Seller’s non-foreign status; and

(e)           execute, acknowledge and deliver the Transition Services Agreement attached hereto as Exhibit 10.07 (e) and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.08            Actions of Buyer at Closing.  At the Closing, Buyer shall:

(a)           deliver to Seller, the Purchase Price less the Deposit, as adjusted pursuant to the provisions hereof, but without any other deduction, by means of a completed federal funds transfer of same day funds to such bank accounts as may be designated by Seller;

(b)           take possession of the Assets; and

(c)           execute, acknowledge and deliver the Transition Services Agreement attached hereto as Exhibit 10.07 (e) and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.09            Further Cooperation.  After the Closing Date, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder within fifteen (15) days of receipt and to have all expenditures to be made with respect to the Assets to be made by the proper Party hereunder within fifteen (15) days of receipt.  Furthermore, without limitation of the foregoing, it is expressly understood that the Assets are to include all the interests and properties from which the net revenue interests shown on Exhibit 5.11 were derived; and if it should be discovered, from time to time, that such interests and properties were not granted, conveyed, and assigned to Buyer at the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further documents and do such further act and things as may be reasonably necessary to fully and effectively grant, convey and assign the such interests and properties to Buyer. From and after the Closing, Seller shall provide Buyer access to Seller’s and their respective affiliates’ personnel, books and records to the extent reasonably necessary to enable the Buyer to prepare the consolidated financial statements of the Buyer and its subsidiaries in such form and covering such periods as may be determined necessary by Buyer in its sole judgment.  Seller shall use commercially reasonable efforts to cause the independent public accounts of each Seller to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission, if desired by Buyer, and to provide such customary representation letters as are necessary in connection therewith.

It is understood that some of the individual conveyances executed and delivered at Closing may have descriptions that do not satisfy the statute of frauds or that are not acceptable for recording in specific states or jurisdictions. Furthermore, certain of the Assets may be presently held by subsidiaries or affiliates of Seller that are no longer in existence. Without limitation of the other more general further assurances contained in this Agreement, in any such event, it is expressly understood that on or before one hundred twenty (120) days after Closing Seller shall prepare, execute and deliver, or cause to be prepared, executed and delivered to Buyer, such conveyances as are reasonably necessary to convey all the Assets to Buyer, in each state or jurisdiction in which they are located, by conveyances that contain full and complete descriptions of the Assets to be conveyed (where such descriptions are available) to the reasonable satisfaction of Buyer.  Such Seller also forever waives and releases any claim, demand, defense or cause or action that Seller may have against Buyer arising out of or in connection with any argument that any conveyance delivered pursuant to this Agreement does not contain a description that satisfies the statute of frauds or is not acceptable for recording.

Section 10.10            Confidentiality Agreement.  If the Closing occurs, the binding portion of any confidentiality agreement executed by and among Seller and Buyer (the “Confidentiality Agreement”) shall terminate and be of no further force or effect insofar as the Confidentiality Agreement relates to the Assets.

Section 10.11            Documents and Geophysical/Geological Data.  If the Closing occurs, within thirty (30) business days thereafter, Seller shall deliver to Buyer in Houston Texas, the originals of (i) all land, title, contract and division of interest files, plat books and all other pertinent files of Seller relating to the Assets (collectively “Documents”) and (ii) insofar and insofar only as Seller has the right to do so, any seismic data, geological or geophysical data, or other similar data, or any interpretations thereof or other data or records related to the Assets. Buyer hereby agrees to retain the originals of all Documents for at least a period of six (6) years following the Closing Date and to give Seller and its designees reasonable access to such originals of the Documents as may be necessary for Seller to comply with any legal proceedings or any inquiries, audits, or the like by any governmental entity, and to prepare financial statements.  Additionally, after the Closing Date each Party at the request of the other shall provide reasonable access to records and files related to the Assets to the extent related to the period of ownership of Assets by the Party seeking such access.

Section 10.12            Imbalance Adjustments.  At Closing, Buyer and Seller shall, based upon data available at that time, determine (i) the total amount of “overproduction” of gas as of the Effective Date with respect to the Assets (e.g. volumes of gas, measured in MMBtu, taken from such Assets by the Seller and its predecessors in title to the Assets in excess of those volumes which the ownership of the Assets would entitle them to receive) and (ii) total amount of “underproduction” of gas as of the Effective Date with respect to Assets (e.g. the amount by which the volumes of gas, measured in MMBtu, from such wells and units which the ownership of the Assets by Seller and its predecessors in title thereto would entitle them to take exceeds the volumes taken from the Assets by Seller and such predecessors).  If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined), then the Purchase Price shall be decreased by an amount equal to $2.50 per MMBtu times such excess.  If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined), then the Purchase Price shall be increased by an amount equal to $2.50 per MMBtu times such excess.

ARTICLE XI.
Termination

Section 11.01            Right of Termination. This Agreement may be terminated at any time at or prior to Closing:

(a)           by mutual written consent of the Parties;

(b)           by Seller on the Closing Date if all the conditions set forth in Article VIII, except Section 8.01, have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date, or if the condition set forth in Section 8.01 has not been satisfied by Buyer in all respects or waived by Seller in writing by the Closing Date;

(c)           by Buyer on the Closing Date if all the conditions set forth in Article IX, except Section 9.01, have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date, or if the condition set forth in Section9.01 has not been satisfied by Seller in all respects or waived by Buyer in writing by the Closing Date;

(d)           by either Party if the Closing shall not have occurred on or before December 31, 2007, provided that the Party seeking termination is not in default under this Agreement; or

(e)           by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party is, at such time, in material breach of any provision of this Agreement.

Section 11.02            Effect of Termination.  In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, the Deposit shall be refunded to Buyer and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

ARTICLE XI
Assumption and Indemnification

Section 12.01            Indemnification by Buyer.  If the Closing occurs, subject to the adjustment to the Purchase Price that shall be made in accordance with Article X, Buyer shall assume, indemnify and hold harmless Seller and its partners, shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnities”) from and against any and all claims, or causes of actions, in favor of third parties (“Buyer Indemnified Claims”) arising out of the ownership or operation of the Mineral Interests with respect to any period before or after the Effective Date, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

ARTICLE XIII.

Limitations on Representations and Warranties

Section 13.01            Disclaimers of Representations and Warranties.  Notwithstanding anything to the contrary contained herein, none of the disclaimers in this Agreement, wherever they appear, disclaim any express representations and warranties contained in Article V of this Agreement.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE V OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FURTHER INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION AND WARRANTIES RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF OIL AND GAS OR OTHER MINERALS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

WITHOUT LIMITING THE FOREGOING, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS OR IMPLIED AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE, CONCERNING ANY OF THE ASSETS.  ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY.”  SELLER DOES NOT WARRANT THE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER EXPRESSLY SPECIFICALLY WAIVES ANY CLAIM UNDER ARTICLES 2520 THROUGH 2538 OF THE LOUISIANA CIVIL CODE, AS AMENDED, OR ANY OTHER PROVISIONS OR THEORIES OF LAW, FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE ASSETS.  THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE ASSETS ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED THE ASSETS HAD BUYER KNOWN OF THE DEFECT.  BUYER ACKNOWLEDGES THAT AT CLOSING IT SHALL BE CONCLUSIVELY PRESUMED TO HAVE EXAMINED THE ASSETS THOROUGHLY AND BE FULLY SATISFIED WITH THEIR CONDITION.  BUYER AND SELLER ACKNOWLEDGE AND STIPULATE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS WAIVER OF WARRANTY.  BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS.

BUYER HEREBY ALSO WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02            Asbestos and NORM.  The Assets may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary.  Notwithstanding anything contained in this Agreement to the contrary:

(i)           Buyer accepts  responsibility for and agrees to pay any and all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Assets, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Environmental Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller; and Buyer irrevocably waives any and all claims against Seller associated with the same; and

(ii)           Buyer releases Seller from and shall fully protect, defend, indemnify, and hold Seller  harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Assets, no matter whether arising before or after the Effective Time.  This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law or other fault of Seller, or any pre-existing defect.

Section 13.03            Plugging and Abandonment.  The Assets may contain wells and facilities that have been temporarily or permanently abandoned.  Notwithstanding anything contained in this Agreement to the contrary:

(i)           Buyer hereby expressly assumes and accepts responsibility for and agrees to pay all costs and expenses associated with Plugging and Abandonment of all facilities associated with the Assets, and may not claim the fact that Plugging and Abandonment  operations are not complete or that additional costs and expenses are required to complete Plugging and Abandonment operations as an Environmental Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller and Buyer irrevocably waives any and all claims against Seller associated with the same; and

(ii)           Buyer releases Seller from and shall fully protect, defend, indemnify, and hold Seller harmless from and against  Claims relating to, arising out of, or connected with, directly or indirectly, plugging and abandonment of wells or decommissioning and site restoration of facilities associated with the Assets, no matter whether arising before or after the Effective Time.  This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller, or any pre-existing defect.

(iii)           To the extent that Buyer or its assignees discharge any Claim for Plugging and Abandonment of the Assets in favor of any Third Party, including the Minerals Management Service, and to the maximum extent permitted by Law, Buyer and its assignees waive all rights of legal subrogation to Claims asserted or held by that Third Party against Seller, arising from or related to the Plugging and Abandonment of the Assets.

Section 13.04            Survival.  Except as otherwise provided herein, the representations, warranties of the Parties under this Agreement shall not survive the Closing and the covenants and obligations of the parties under this Agreement shall survive the Closing, but only for one year after the Closing Date.  However, the provisions of Section 10.09 and Section 10.11 shall survive the Closing without limitation.

Section 13.05            Casualty Loss.

(a)           Buyer hereby assumes all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Date until Closing, including, without limitation, losses with respect to the depletion of oil and gas and other Minerals, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)           If after the Effective Date and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking (without reduction of the Purchase Price).

(c)           Notwithstanding Section 13.03(a), in the event of any loss described in Section 13.03 (b), at the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking.

ARTICLE XIV.
Dispute Resolution

Section 14.01            General. Any and all claims, counterclaims, demands, causes of action, disputes, controversies or other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties, their affiliates and/or their respective representatives (all of which are referred to herein as “Disputes”), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved solely in accordance with this Article XIV.

Section 14.02            Senior Management.  If a Dispute occurs that the senior representatives of the Parties responsible for the transactions contemplated by this Agreement have been unable to settle or agree upon within a period of 15 days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute by arbitration in accordance with the provisions of Section 14.03.

Section 14.03            Binding Arbitration. Any Dispute that is not resolved pursuant to the foregoing Sections of this Article XIV, shall be settled exclusively and finally by arbitration in accordance with this Section 14.03.

(a)           Rules and Procedures. Such arbitration shall be governed by and conducted in accordance with the Federal Arbitration Act and using the Commercial Arbitration Rules of the American Arbitration Association, when not in conflict with such act (collectively, the “Rules”).

(b)           Discovery.  The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate in the circumstances.

(c)           Venue.  All arbitration proceedings hereunder shall be conducted in Houston, Texas or such other location as the Parties shall mutually agree.

(d)           Arbitrators.  All arbitration proceedings hereunder shall be before a panel of three arbitrators consisting of persons having at least 10 years of experience in or relating to the oil and gas industry (which can include lawyers). Within 30 days of the notice of initiation of the arbitration procedure, Seller shall select one impartial arbitrator and Buyer shall select one impartial arbitrator. If Seller or Buyer shall fail to select its arbitrator within the required time, such arbitrator shall be selected by the Senior U.S. District Judge for the Northern District of Texas (“Senior Judge”).  The two arbitrators so selected shall select a third arbitrator, failing agreement on which within 60 days of the original notice, the third arbitrator shall be selected by the Senior Judge.

(e)           Substantive Law.  In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of the laws of another jurisdiction).

(f)           Timing.  The arbitrators shall conduct a hearing as soon as reasonably practicable but in no event later than 30 days after appointment of the third arbitrator, and render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable but in no event later than 15 days after the final hearing.  The foregoing notwithstanding, in all events any pre-closing arbitration shall be concluded, and a final decision rendered at least five (5) days prior to the Closing Date.

(g)           Waiver of Certain Damages.  Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(h)           Transcripts and Decisions.  The Parties agree that there shall be no transcript of any hearing before the arbitrators. The Parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either Party, contain a certification by the arbitrators that, they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(i)           Fees and Awards.  The fees and expenses of the arbitrators shall be mutually borne equally by the Parties, but the decision of the arbitrators may include such award of the arbitrators’ fees and expenses and of other costs and attorneys’ fees as the arbitrators determine to be appropriate.

(j)           Binding Nature.  The decision and award of the arbitrators shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE XV
Miscellaneous

Section 15.01            Names.  As soon as reasonably possible after Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Seller or any of its affiliates, or any variations thereof.

Section 15.02            Taxes and Expenses.  Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 15.03            Entire Agreement.  This Agreement, the Confidentiality Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreement (except as provided in Section 10.10). No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto and specifically referencing this Agreement.

Section 15.04            Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.05            Publicity.  Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior consent of the other Party hereto, which consent may be written or verbal and which consent shall not be unreasonably withheld.  The receiving party shall have 48 hours after receipt of such notice within which to advise the sending party whether it consents to such publicity or release.  The receiving party’s failure to notify the sending party of any objection to the proposed publicity or release within such period shall be conclusively presumed to be consent thereto.

Section 15.06            Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 15.07            No Third-Party Beneficiaries.  Except as provided in Article XII, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 15.08            Assignment.  Except as provided in this Section, no Party may assign or delegate any of its rights or duties under this Agreement, without the prior written consent of the other Party and any such assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.  It is expressly agreed that a Party may assign or delegate any of its rights or duties under this Agreement to an Affiliate.  Except unless expressly agreed to by the other Party, the assignment of rights and duties under this Agreement shall not relieve a party of any of its obligations required hereunder.

Section 15.09            Governing Law.  This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 15.10            Process and Responsibility.  Seller shall be responsible for preparing all letter-in-lieu and any other documents necessary to effectuate the purposes of this Agreement, provided all of such documents must be in a form satisfactory to both parties to this Agreement.  Buyer shall be responsible for recording documents executed in connection herewith.  The Parties expressly agree and acknowledge that each of the Parties is sophisticated in the oil and gas business and each was represented in this transaction by independent legal counsel, and, therefore, the agreements and other instruments executed in connection herewith shall be construed without regard to which party drafted same.

Section 15.11            Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

BUYER:

Indigo Minerals LLC
600 Travis Street, Suite 4900
Houston, Texas 77002
Fax:  713-237-5040
Attention:  William E. Pritchard III

SELLER:

Callon Petroleum Company
Callon Petroleum Operating Company
P. O. Box 1287
200 North Canal Street
Natchez, Mississippi 39120
Telephone:  601-442-1601
Fax:  601-446-1434
Attention:  Ms. Dee A. Newman, Land Manager

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 15.12            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13            Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 15.14            Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 15.15            Joint and Several Liability.  Callon Petroleum Company and Callon Petroleum Operating Company shall be jointly and severally liable for any and all obligations, breaches, defaults or misrepresentations of “Seller” arising under or in connection with this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER

Callon Petroleum Company

By:	s/s Fred L. Callon
Name:	Fred L. Callon
Title:	President and Chief Executive Officer

Callon Petroleum Operating Company

By:	s/s Fred L. Callon
Name:	Fred L. Callon
Title:	President and Chief Executive Officer

BUYER

Indigo Minerals LLC

By:	s/s William E. Pritchard III
Name:	William E. Pritchard III
Title:	Chief Executive Officer